Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment to the Registration Statement on Form S-1 of our report dated March 31, 2015 on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

July 17, 2015